Exhibit 99.5

AUTOMATIC GRANT

VERITONE, INC.

RESTRICTED STOCK UNIT AGREEMENT

RECITALS

A. The Corporation has implemented an automatic award program under the Plan pursuant to which eligible non-employee members of the Board will automatically receive special awards of restricted stock units at periodic intervals over their period of Board service in order to provide such individuals with a meaningful incentive to continue to serve as members of the Board.

B. Participant is an eligible non-employee Board member, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic award of restricted stock units under the Plan.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in Paragraph 15.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of RSUs. The Corporation hereby grants to the Participant, as of the Grant Date, an award of restricted stock units (“RSUs”) under the Plan (the “Award”). Each RSU represents the right to receive one share of Common Stock (the “Share”) on the specified issuance date following the vesting of that RSU. The number of RSUs subject to the Award, the applicable vesting schedule for those RSUs, the date on which Shares underlying those vested RSUs shall become issuable to the Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

AWARD SUMMARY

Grant Date:

Number of RSUs Subject to Award:

Vesting Schedule:	The RSUs shall vest upon the earlier of (i) the Participant’s completion of one (1) year of Board service measured from the Grant Date or (ii) the day immediately preceding the date of the regular annual stockholders meeting next following the Grant Date. The RSUs may vest in whole or in part on an accelerated basis in accordance with the provisions of Paragraphs 3 and 5 of this Agreement. In no event shall any RSUs vest after the date of the Participant’s termination of Board service.

Issuance Schedule:	The Shares underlying the RSUs in which the Participant vests in accordance with the vesting schedule above shall be issued on the date those particular RSUs vest or as soon after that scheduled vesting date as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such vesting date occurs or (ii) the fifteenth day of the third calendar month following such vesting date (the “Issue Date”).

2. Limited Transferability. Prior to the actual issuance of the Shares pursuant to RSUs which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares; provided, however, any Shares issuable pursuant to vested RSUs hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to issue stock certificates for any Shares which become issuable hereunder to one or more designated Family Members or a trust established for the Participant and/or his or her Family Members. The Participant may make a beneficiary designation or certificate directive for this Award at any time by filing the appropriate form with the Plan Administrator or its designee.

3. Cessation of Service. The RSUs subject to this Award shall immediately vest in full upon Participant’s cessation of Board service by reason of death or Permanent Disability. Should the Participant cease Board service for any other reason prior to vesting in one or more RSUs subject to this Award, then the Award will be immediately cancelled with respect to those unvested RSUs, and the number of RSUs will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled RSUs.

4. Stockholder Rights.

(a) The Participant shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares underlying the RSUs subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance.

(b) Notwithstanding the foregoing, should any dividend or other distribution payable other than in shares of Common Stock, whether regular or extraordinary, be declared and paid on the outstanding Common Stock while one or more RSUs remain subject to this Award (i.e., the Shares subject to those RSUs are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for the Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on those Shares had they been issued and outstanding and entitled to that dividend or distribution. As the RSUs vest hereunder, the phantom dividend equivalents credited to the Shares subject to the RSUs in the book account shall concurrently vest, and those vested dividend equivalents shall subsequently be distributed to the Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) at that time.

5. Change in Control. The RSUs subject to this Award shall immediately vest in full upon the Participant’s continuation in Board service until the effective date of any Change in Control. The Shares subject to those vested RSUs will be issued immediately at that time or as soon as administratively practicable thereafter, but in no event more than fifteen (15) business days after such closing. Alternatively, the Participant’s right to the Shares may be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of the Change in Control and distributed at the same time as such stockholder payments.

6. Adjustment in Shares. Should any change be made to the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.

7. Issuance of Shares.

(a) Upon the applicable Issue Date, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of Shares, and shall concurrently distribute to the Participant any phantom dividend equivalents accumulated with respect to those particular vested Shares.

(b) Except as otherwise provided in Paragraph 5, the settlement of all RSUs which vest under the Award shall be made solely in Shares. In no event, however, shall any fractional Shares be issued. Accordingly, the total number of Shares to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.

8. Compliance with Laws and Regulations.

(a) The issuance of Shares pursuant to the Award shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this Award shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

9. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.

10. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated below the Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this Award. To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder. For purposes of Code Section 409A, each installment distribution of Shares (or other installment distribution hereunder) shall be treated as a separate payment, and the Participant’s right to receive each such installment of shares (or other installment distribution hereunder) shall accordingly be treated as a right to receive a series of separate payments.

12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.

13. Stockholder Approval. If the Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then this Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

14. No Impairment of Rights. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. In addition, this Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or its shareholders to remove the Participant from the Board at any time in accordance with the provisions of applicable law.

15. Definitions. The following definitions shall be in effect under the Agreement:

(a) Agreement shall mean this Restricted Stock Unit Issuance Agreement.

(b) Award shall mean the award of RSUs made to the Participant pursuant to the terms of this Agreement.

(c) Board shall mean the Corporation’s Board of Directors.

(d) Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction;

(ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in liquidation or dissolution of the Corporation;

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders; or

(iv) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (I) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (II) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

(a) Code shall mean the Internal Revenue Code of 1986, as amended.

(b) Common Stock shall mean the Corporation’s common stock.

(c) Corporation shall mean Veritone, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Veritone, Inc.

(d) Family Member shall mean any of the following members of the Participant’s family: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

(e) Grant Date shall mean the date the RSUs are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

(f) Issue Date shall have the meaning indicated in Paragraph 1 of the Agreement.

(g) 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

(h) Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(i) Participant shall mean the person to whom the Award is made pursuant to the Agreement.

(j) Plan shall mean the Corporation’s 2017 Stock Incentive Plan.

(k) Permanent Disability shall mean the inability of the Participant to perform his or her duties as a Board member by reason of any medically determined physical or mental impairment expected to result in death or to be of continuous duration of (12) months or more.

(l) Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

(m) RSU shall have the meaning set forth in Paragraph 1 of the Agreement.

(n) Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

(o) Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates indicated below.

VERITONE, INC.

By:

Name:

Title:

Date:

PARTICIPANT NAME:

Date:

Address: